CBS CORPORATION AND BIG ENTERTAINMENT SIGN DEFINITIVE
                 AGREEMENT FOR EXPANSION OF PREVIOUSLY ANNOUNCED
                        RELATIONSHIP WITH HOLLYWOOD.COM

              CBS TO RECEIVE 30% EQUITY STAKE IN BIG ENTERTAINMENT

  BIG ENTERTAINMENT TO RECEIVE $105 MILLION OF ADVERTISING, PROMOTION, CONTENT
                             AND OTHER CONSIDERATION

                       HOLLYWOOD.COM TO BE PROMOTED ON CBS


           NEW YORK, NY and BOCA RATON, FL, September 1, 1999 -- CBS Corporation (NYSE:CBS) and Big Entertainment, Inc. (NASDAQ:BIGE) today announced that they have signed a definitive agreement, expanding on the relationship the two companies first announced in April.

           Under the terms of the agreement, CBS will receive an approximately 30% ownership interest in Big Entertainment, which includes Big Entertainment's Hollywood.com and Big's entertainment properties. At the same time, Big will receive approximately $105 million in advertising, promotion, content and other consideration, over a term of seven years. Advertising and promotion will take place across the full range of CBS properties, including television, radio and outdoor. Infinity Broadcasting Corporation (NYSE: INF), a majority-owned subsidiary of CBS Corporation, will receive a pro rata interest in the investment.

           Additionally, CBS will receive a warrant to purchase an additional five percent interest in Big Entertainment. CBS Corporation will hold three seats on Big's Board of Directors.

           The agreement provides for a broader transaction than originally announced by the parties on April 12, 1999 -- CBS's investment will now be made directly in Big Entertainment rather than in a subsidiary of Big Entertainment. The revised agreement adjusts CBS's consideration and equity stake to reflect the additional agreed-upon value in Big's overall businesses.

           "By joining forces with CBS, and harnessing their powerhouse of promotional and advertising strengths to promote and brand Hollywood.com, we anticipate that Hollywood.com will quickly become one of the most recognized names on the Internet," said Mitchell Rubenstein, Chairman and Chief Executive Officer, Big Entertainment. "We welcome CBS to our family of strategic shareholders, which includes Gannett and Times Mirror."

           Wasserstein Perella & Co., Inc. initiated this transaction and acted as financial advisor to Big Entertainment.

                                     -more-


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           Completion of this transaction is subject to approval by the shareholders of Big Entertainment. The two companies plan for CBS's promotion of Hollywood.com to commence during the fall television season.

           Big Entertainment, Inc. was founded by Mitchell Rubenstein and Laurie
S. Silvers, who earlier founded the Sci-Fi Channel(TM). Big Entertainment owns Hollywood.com, bigE.com, and CinemaSource, a combination of movie-related Internet businesses that are being combined under the "Hollywood.com" brand. Big Entertainment has entered into a definitive agreement to acquire pkbaseline.com, a comprehensive online film database. Big Entertainment also owns entertainment properties created for it by best-selling authors and media celebrities, including Leonard Nimoy and Mickey Spillane.

           Hollywood.com (www.hollywood.com) is a premier website for movies. The award-winning website features one of the Web's largest collections of movie-related multimedia, including movie trailers, movie soundtracks, movie reviews, photos and exclusive interactive games. Hollywood.com also offers users current movie, laserdisc and movie soundtrack information, as well as local movie theaters' showtimes, daily Hollywood news, celebrity interviews, listings of movies on TV, a searchable database with over 130,000 movies and 850,000 cast and crew credits, movie reviews, box office charts and interactive forums. Hollywood.com also offers a weekly email dispatch and coverage of premieres, film festivals and movie events.

           CBS Corporation, the world's largest pure-play media company, is composed of CBS Television, Cable and a majority stake in Infinity Broadcasting Corporation, its radio and outdoor business. CBS Television is comprised of the CBS Television Network and 15 CBS owned television stations, seven of which are in the Top 10 markets. CBS Cable consists of two country networks and regional sports operations. Infinity Broadcasting Corporation operates 163 radio stations and TDI, the Company's outdoor business. Infinity recently entered into an agreement to acquire Outdoor Systems, Inc.

(The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Potential risks and uncertainties include, but are not limited to, the risks described in CBS Corporation's and Big Entertainment's filings with the Securities and Exchange Commission.)


Press Contacts:      Dana McClintock            Mitch Rubenstein
                     CBS Corporation            Big Entertainment, Inc.
                     (212) 975-1077             (561) 998-8000
                                                mitch@bige.com
                                                --------------
                                                    -or-
                                                Mark Cohen
                                                The Pinnacle Group
                                                516-773-2477






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